EXHIBIT  99

For Immediate Release                            Contact:     John T. O'Neill
July 16, 1998                                                    401-727-5600
                                                          Renita E. O'Connell
                                                                 401-727-5401


      HASBRO, INC. SECOND QUARTER 1998 RESULTS IN LINE WITH EXPECTATIONS

    Pawtucket, RI (July 16, 1998) -- Hasbro, Inc. (HAS:ASE) today reported second quarter results consistent with expectations. Net earnings and diluted earnings per share were $5.5 million and $0.04, respectively, compared to $13.0 million and $0.10, respectively, in the second quarter of 1997.

    Worldwide net revenues in local currencies were essentially unchanged from the second quarter of 1997. The acquisition of the operating assets of Tiger Electronics, on April 1, 1998, added approximately $40 million to net revenues. This increase was offset by ongoing changes in inventory flow policies at Toys `R Us, coupled with year-over-year differences in the timing of movie releases of some of the Company's major entertainment properties. In addition, the adverse impact of the stronger U.S. dollar reduced revenues by approximately $9 million, resulting in reported revenues of $572.1 million, compared to $583.9 million reported last year.

    For the first half of 1998, revenues were $1.055 billion, compared to $1.140 billion a year ago. Net earnings and diluted earnings per share in the first half were $13.2 million and $0.10, respectively, compared to $38.7 million and $0.30 last year.

    "Across the board, our product portfolio performed as expected," said Alan G. Hassenfeld, Chairman and Chief Executive Officer. "Last year's second quarter results benefited from the movie releases of THE LOST WORLD: JURASSIC PARK in May and BATMAN AND ROBIN in June, as well as the re-release of the STAR WARS TRILOGY. We expected a difficult comparison in the first half of this year, which has been compounded by the significant reduction in inventories and increased seasonality of purchasing patterns announced by Toys `R Us in the first quarter," Hassenfeld explained.

    Hassenfeld continued, "On the plus side were sales from newly-acquired Tiger Electronics, as well as TELETUBBIES, introduced in May, and SMALL SOLDIERS, which began appearing at retail in June in anticipation of the July movie release. In addition, sales continue increasing in product lines including HASBRO INTERACTIVE, ACTION MAN, BEAST WARS/TRANSFORMERS and the SUPER SOAKER line of water toys. Internationally, growth occurred in Latin America and certain European markets, notably Italy and France. Our lower earnings in this seasonally light quarter primarily reflected the anticipated dilution from interest expense and goodwill amortization associated with our Tiger acquisition," Hassenfeld added.

    "We have been very active on the financial front," continued Hassenfeld. "In the second quarter, we invested $55 million to buy back 1.5 million shares of our common stock, bringing the first half total investment to $108 million to buy back 3.0 million shares. Also, on Tuesday we successfully priced a $300 million long-term debt offering," said Hassenfeld. "This was our first long-term debt issue since 1991, and it was significantly oversubscribed," Hassenfeld added.

    "In the increasingly important second half, we will continue building sales and earnings momentum in several product lines. These include a broad range of offerings based on Dreamworks' SMALL SOLDIERS, which was off to a good start at the box office last weekend, the nationwide rollout of Teletubbies, the fall release of our new CD-ROM version of the ATARI classic game - CENTIPEDE, and Tiger Electronics' FURBY - an electronic interactive pet. We also anticipate continued cost savings from the Global Integration and Profit Enhancement Program," Hassenfeld concluded.



Certain statements contained in this release contain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the timely manufacture and shipping by the Company of new and continuing products and their acceptance by customers and consumers in a competitive product environment; economic conditions and currency fluctuations in the various markets in which the Company operates throughout the world; the continuing trend of increased concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; the impact of competition on revenues, margins and other aspects of the Company's business; third party actions or approvals that could delay, modify or increase the cost of implementation of, the Company's Global Integration and Profit Enhancement program; and the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

                                # # #
                          (Tables Attached)

                                  HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS



(Thousands of Dollars and Shares Except Per Share Data)

                                    Quarter Ended         Six Months Ended
                                  ------------------    --------------------
                                  Jun. 28,  Jun. 29,     Jun. 28,   Jun. 29,
                                    1998      1997         1998       1997
                                  --------  --------    ---------  ---------
Net Revenues                      $572,057   583,886   $1,054,877  1,139,670
Cost of Sales                      247,095   252,917      451,407    488,288
                                   -------   -------    ---------  ---------
Gross Profit                       324,962   330,969      603,470    651,382
Amortization                        15,880    11,194       30,023     21,226
Royalties, Research and
 Development                        82,129    87,864      149,465    151,756
Advertising                         73,213    66,908      128,970    138,210
Selling, Distribution and
 Administration                    141,479   142,289      276,728    277,070
                                   -------   -------    ---------  ---------
Operating Profit                    12,261    22,714       18,284     63,120
Interest Expense                     6,416     5,493        8,728      9,923
Other (Income) Expense, Net         (2,417)   (3,062)     (10,514)    (7,233)
                                   -------   -------    ---------  ---------
Earnings Before Income Taxes         8,262    20,283       20,070     60,430
Income Taxes                         2,809     7,302        6,824     21,755
                                   -------   -------    ---------  ---------
Net Earnings                      $  5,453    12,981   $   13,246     38,675
                                   =======   =======    =========  =========

Per Common Share
  Net Earnings
    Basic                         $    .04       .10   $      .10        .30
                                   =======   =======    =========  =========
    Diluted                       $    .04       .10   $      .10        .30
                                   =======   =======    =========  =========

  Cash Dividends Declared        $     .08       .08   $      .16        .16
                                   =======   =======    =========  =========

Weighted Average Number of shares
  Basic                            132,560   127,847      132,835    128,223
                                   =======   =======    =========  =========
  Diluted                          138,228   137,606      138,218    138,158
                                   =======   =======    =========  ========

                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS



  (Thousands of Dollars)

                                                    Jun. 28,        Jun. 29,
                                                      1998            1997
                                                   ---------       ---------
                   Assets

  Cash and Temporary Investments                  $  180,595      $   82,510
  Accounts Receivable, Net                           600,254         714,212
  Inventories                                        331,638         368,221
  Other                                              223,740         188,913
                                                   ---------       ---------
  Total Current Assets                             1,336,227       1,353,856
  Property, Plant and Equipment, Net                 281,327         296,139
  Other Assets                                     1,410,211         996,800
                                                   ---------       ---------
  Total Assets                                    $3,027,765      $2,646,795
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $  527,259      $  314,288
  Payables and Accrued Liabilities                   676,860         517,230
                                                   ---------       ---------
  Total Current Liabilities                        1,204,119         831,518
  Long-term Debt                                           -         149,040
  Deferred Liabilities                                77,886          67,206
                                                   ---------       ---------
  Total Liabilities                                1,282,005       1,047,764
  Total Shareholders' Equity                       1,745,760       1,599,031
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $3,027,765      $2,646,795
                                                   =========       =========